Exhibit 99.1
YETI Reports Fourth Quarter and Fiscal Year 2023 Results
Announces Two Category Expansion Acquisitions & a $300 Million Share Repurchase Program
Provides Fiscal Year 2024 Outlook

Austin, Texas, February 15, 2024 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the fourth quarter and fiscal year ended December 30, 2023. The results below should be read in conjunction with the “Product Recall Updates” section of this press release.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. YETI’s non-GAAP measures exclude the impact of the voluntary recalls, as well as certain other items. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Fourth Quarter 2023 Highlights

•Fourth quarter net sales increased 16%; Adjusted net sales increased 6%
•Fourth quarter net sales were highlighted by a 12% increase in Drinkware net sales and a 44% increase in International net sales; International adjusted net sales increased 39%
•Fourth quarter EPS of $0.90 compared to loss per share of $0.32 in the prior year quarter; Adjusted EPS of $0.90, growth of 15%

Fiscal Year 2023 Highlights
•Full year net sales increased 4%; Adjusted net sales increased 3%
•Full year EPS increased 88% to $1.94; Adjusted EPS decreased 5% to $2.25
•Cash increased 87% to $439 million compared to Fiscal 2022

Matt Reintjes, President and Chief Executive Officer, commented, “In the fourth quarter, we saw strength in a number of key areas of our business. Our Drinkware business grew 12%, pushing the category to over $1 billion in annual sales. Also, our international expansion continued in the fourth quarter, with our business outside the US growing 39%. Despite strong topline performance in these areas, our fourth quarter results were below our guidance, primarily as a result of more cautious and inconsistent spending on high-priced ticket items in our Coolers & Equipment category. Gross margins continued to expand in the fourth quarter, reaching an all-time high of over 60 percent, which supported a return of adjusted operating margin expansion. And we exited the year with our strongest balance sheet to-date, including a record cash position of nearly $440 million.”

Mr. Reintjes continued, “In 2023, we continued to show the strength of our customer base, the success of our product expansion, and the momentum behind our global brand. During the year, we evolved our diverse commercial channels to market through existing and new wholesale partners, continued to make investments in our DTC channels, and further developed our international markets. We delivered a robust lineup of new product innovation while maintaining our focus on durability, performance, and design. Importantly, we broadened and extended the reach of YETI drinkware with new offerings in hydration, coffee, barware and tabletop, which resonated with both new and existing customers. Additionally, we made foundational international investments across brand awareness, logistics, and DTC to support international growth into 2024 and beyond.”

Fourth Quarter 2023 Results

Sales increased 16% to $519.8 million, compared to $448.0 million during the same period last year. The recall reserves favorably impacted sales by $2.8 million in the fourth quarter of 2023 and unfavorably impacted sales by $38.4 million in the prior year quarter. See “Product Recall Updates” below for additional information on the impact of the recalls referenced throughout this press release.

Adjusted sales, which exclude the impacts of the recall reserves in both the current and prior year quarters, increased 6% to $517.0 million.

Sales and adjusted sales for the fourth quarter of 2023 include $6.5 million of sales related to gift card redemptions in connection with recall remedies.

•Direct-to-consumer (“DTC”) channel sales increased 11% to $344.9 million, compared to $309.5 million in the prior year quarter, due to growth in Drinkware. Excluding the impacts related to the recall reserves, DTC channel adjusted sales increased 9% to $344.1 million.
•Wholesale channel sales increased 26% to $174.9 million, compared to $138.5 million in the same period last year. Excluding the impacts of the recall reserves, wholesale channel adjusted sales increased 1% to $172.9 million.
•Drinkware sales increased 12% to $346.0 million, compared to $308.2 million in the prior year quarter, driven by the continued expansion and innovation of our Drinkware product offerings, including Rambler straw lid mugs, Rambler and Yonder bottles, new specialty coffee cups and tabletop solutions, as well as new seasonal colorways.
•Coolers & Equipment sales increased 26% to $165.0 million, compared to $130.5 million in the same period last year. Excluding the impacts of the recall reserves, Coolers & Equipment adjusted sales decreased 4% to $162.2 million. This decrease was primarily due to a decline in hard coolers, which were impacted by more cautious and inconsistent spending for higher-priced ticket items. These impacts were partially offset by strong performance in our new Hopper M12 Soft Backpack Cooler and M15 Soft Cooler, cargo, and bags.

Gross profit increased 89% to $315.2 million, or 60.6% of sales, compared to $167.0 million, or 37.3% of sales, in the fourth quarter of 2022. The recall reserves favorably impacted gross profit by $4.1 million in the fourth quarter of 2023 and unfavorably impacted gross profit by $97.0 million in the prior year quarter. The net impact of the recall reserves had a 1,740 basis point impact on the increase in gross margin compared to the prior year quarter. The remaining increase in gross margin was primarily due to lower inbound freight costs, lower product costs, and the increased mix of our higher-margin DTC channel, including our growing Amazon Marketplace business.

Adjusted gross profit, which excludes the impacts of the recall reserves in both the current and prior year quarters, increased $47.1 million to $311.1 million, or 60.2% of adjusted sales, compared to $264.0 million, or 54.3% of adjusted sales, in the fourth quarter of 2022.

Selling, general, and administrative (“SG&A”) expenses increased 3% to $217.1 million, compared to $210.8 million in the fourth quarter of 2022. The recall reserves favorably impacted SG&A expenses by $0.8 million in the fourth quarter of 2023 and unfavorably impacted SG&A expenses by $31.9 million in the prior year quarter. As a percentage of sales, SG&A expenses decreased 520 basis points to 41.8% from 47.0% in the prior year period. Excluding the impact of the recall reserves, SG&A expenses increased $39.0 million primarily due to higher variable expenses on higher sales, higher employee costs, including incentive compensation costs, and marketing expenses.

Adjusted SG&A expenses, which exclude the impacts related to the recalls and certain other items in both the current and prior year quarters, increased 19% to $208.5 million, compared to $174.9 million in the fourth quarter of 2022. As a percentage of adjusted sales, adjusted SG&A expenses increased 430 basis points to 40.3% from 36.0% in the prior year period. This increase is primarily due to the mix impact of higher DTC adjusted sales on variable expenses, higher employee costs, including employee incentive compensation costs, and marketing expenses.

Operating income was $98.2 million, or 18.9% of sales, compared to an operating loss of $43.7 million, or 9.8% of sales during the prior year quarter. Operating income includes a $4.9 million favorable impact related to the recall reserves in fourth quarter of 2023, and a $128.9 million unfavorable impact related to the recall reserves in the prior year quarter.

Adjusted operating income, which excludes the impacts related to the recalls and certain other items in both the current and prior year quarters, increased 15% to $102.6 million, or 19.8% of adjusted sales, compared to $89.1 million, or 18.3% of adjusted sales during the same period last year.

Net income, which includes the impacts from the recall reserves, was $78.6 million, or 15.1% of sales, compared to a net loss of $27.7 million, or 6.2% of sales in the prior year quarter; Net income per diluted share was $0.90, compared to a net loss per diluted share of $0.32 in the prior year quarter.

Adjusted net income increased 16% to $78.8 million, or 15.2% of adjusted sales, compared to $67.7 million, or 13.9% of adjusted sales in the prior year quarter; Adjusted net income per diluted share increased 15% to $0.90, compared to $0.78 per diluted share in the prior year quarter.

Full Year 2023 Results

Sales increased 4% to $1,658.7 million, compared to $1,595.2 million in the prior year. The recall reserves unfavorably impacted sales by $21.7 million in 2023 and $38.4 million in 2022. See “Product Recall Updates” below for additional information on the impact of the recalls referenced throughout this press release.

Adjusted sales, which exclude the unfavorable impacts of the recall reserves in both the current and prior year quarters, increased 3% to $1,680.4 million.

Our 2023 financial results were materially adversely impacted by the stop sale of the soft coolers included in the recalls initiated during the first quarter of 2023. In addition, sales and adjusted net sales for 2023 include $25.3 million of sales related to gift card redemptions in connection with recall remedies.

•DTC channel sales increased 9% to $997.7 million, compared to $917.7 million in the prior year period, due to growth in Drinkware. Excluding the impacts related to the recall reserves, DTC channel adjusted sales increased 9% to $1,005.1 million due to growth in both Drinkware and Coolers & Equipment.
•Wholesale channel sales decreased 2% to $661.0 million, compared to $677.5 million in the same period last year. Excluding the impacts related to the recall reserves, wholesale channel adjusted sales decreased 5% to $675.4 million due to a decline in Coolers & Equipment, partially offset by growth in Drinkware.
•Drinkware sales increased 8% to $1,023.0 million, compared to $947.2 million in the prior year period, reflecting strong demand for the continued expansion and innovation of our Drinkware product offerings, including Rambler straw lid mugs, Rambler and Yonder bottles, specialty coffee cups and tabletop solutions, as well as new seasonal colorways.
•Coolers & Equipment sales decreased 2% to $597.5 million, compared to $612.5 million in the same period last year. Excluding the impacts of the recall reserves, Coolers & Equipment adjusted sales decreased 5% to $619.2 million. This decrease was primarily due to the stop sale of the products affected by the recalls, partially offset by the introduction of our new Hopper M12 Soft Backpack Cooler and M15 Soft Cooler, and strong performance in our Hopper Flip soft cooler line, cargo and bags.

Gross profit increased 24% to $943.2 million, or 56.9% of sales, compared to $763.4 million, or 47.9% of sales in the prior year. The recall reserves unfavorably impacted gross profit by $13.2 million in 2023 and $97.0 million in 2022. The net impact of the recall reserves had a 480 basis point impact on the increase in gross margin compared to the prior year quarter. The remaining increase in gross margin was primarily due to lower inbound freight costs, lower product costs, and the increased mix of our DTC channel, including our growing Amazon Marketplace business

Adjusted gross profit, which excludes the impacts related to the recall reserves in both the current and prior year quarters, increased $96.1 million to $956.5 million, or 56.9% of adjusted sales, compared to $860.4 million, or 52.7% of adjusted sales, in the prior year.

SG&A expenses increased 13% to $717.7 million, compared to $637.0 million in the prior year. The recall reserves favorably impacted SG&A expenses by $11.4 million in 2023 and unfavorably impacted SG&A expenses by $31.9 million in 2022. As a percentage of sales, SG&A expenses increased 340 basis points to 43.3% from 39.9% in the prior year period. Excluding the impact of the recall reserves, SG&A expenses increased $124.0 million primarily due to higher employee costs, including incentive compensation costs and investments in headcount to support future growth, higher variable expenses on higher sales, and marketing expenses.

Adjusted SG&A expenses, which exclude the impacts related to the recall reserves and certain other items in both the current and prior year quarters, increased 18% to $693.7 million, compared to $586.1 million in the prior year. As a percentage of adjusted sales, adjusted SG&A expenses increased 540 basis points to 41.3% from 35.9% in the prior year period. This increase is primarily due to the mix impact of higher DTC adjusted sales on variable expenses, higher employee costs, including employee incentive compensation costs, and marketing expenses.

Operating income increased 78% to $225.5 million, or 13.6% of sales, compared to $126.4 million, or 7.9% of sales during the prior year. Operating income includes a $1.9 million unfavorable impact related to the recall reserves in 2023, and a $128.9 million unfavorable impact related to the recall reserves in 2022.

Adjusted operating income, which excludes the impacts related to the recalls and certain other items in both the current and prior year quarters, decreased 4% to $262.8 million, or 15.6% of adjusted sales, compared to $274.3 million, or 16.8% of adjusted sales during the same period last year.

Net income, which includes the impacts from the recall reserves, increased 89% to $169.9 million, or 10.2% of sales, compared to $89.7 million, or 5.6% of sales in the prior year; Net income per diluted share increased 88% to $1.94, compared to $1.03 per diluted share in the prior year.

Adjusted net income decreased 4% to $197.0 million, or 11.7% of adjusted sales, compared to $205.7 million, or 12.6% of adjusted sales in the prior year period; Adjusted net income per diluted share decreased 5% to $2.25, compared to $2.36 per diluted share in the same period last year.

Balance Sheet and Other Highlights

Cash increased $204.2 million to $439.0 million, compared to $234.7 million at the end of Fiscal 2022.

Inventory decreased 9% to $337.2 million, compared to $371.4 million at the end of Fiscal 2022.

Total debt, excluding finance leases and unamortized deferred financing fees, was $82.3 million, compared to $90.0 million at the end of Fiscal 2022. During the fourth quarter of 2023, we made mandatory debt payments of $1.1 million.

Fiscal 2024 Outlook

Mr. Reintjes commented, “As we shift our focus to 2024 and the opportunities ahead, we are providing our 2024 outlook and updates on our capital allocation initiatives. Thus far in the first quarter of 2024, through two targeted acquisitions, we have added a great addition to our bags and packs product family, and made our first move in cookware with a best in class cast iron offering. These deals illustrate YETI’s strategy to pursue acquisitions as an extension of our product line up while complementing our organic product expansion. Combining the talent and product portfolios of these two deals with YETI’s brand strength, existing product portfolio, product marketing capabilities, and unique omni-channel model, provides an opportunity to accelerate expansion in the bags and cookware families.

Also, as we look to leverage the strength of our balance sheet while maintaining flexibility, our Board of Directors has authorized the repurchase of up to $300 million of YETI’s common stock. We plan to utilize this authorization as part of our overall capital allocation strategy, which prioritizes investing in growth, using targeted product acquisitions as part of our brand extension, and opportunistic stock repurchase.

Given the uncertainties of the current environment, our outlook for 2024 balances a cautious approach with the ongoing opportunities that we see to drive growth through brand, product, and geographic expansion. We expect to see positive reaction to innovation across our entire product portfolio in 2024. Sales are projected to grow across all of our categories, channels, and geographies. We expect both adjusted gross margin and adjusted operating margin expansion, as well as strong earnings per share growth, even as we continue to strategically invest in our teams and our business across the globe. We also expect to remain in a very strong balance sheet position, which gives us flexibility going forward to continue to support future growth and drive shareholder value.”

Mr. Reintjes concluded, “Finally – and most importantly – we enter the year as excited and committed as ever to the strength of the YETI brand, and the long-term sustainable opportunities that we have in front of us to expand our brand to more products, more customers, and more geographies around the globe.”

For Fiscal 2024, YETI expects:

•Adjusted sales to increase between 7% and 9%;
•Adjusted operating income as a percentage of adjusted sales of approximately 16.0%;
•An effective tax rate of approximately 25.3% (compared to 24.8% in the prior year period);
•Adjusted net income per diluted share between $2.45 and $2.50, reflecting a 9% to 11% increase;
•Diluted weighted average shares outstanding of approximately 87.4 million; and
•Capital expenditures of approximately $60 million primarily to support investments in technology and new product innovation.

2024 Acquisitions

During the first quarter of 2024, we completed the acquisitions of Mystery Ranch, Ltd. (“Mystery Ranch”), a designer and manufacturer of durable load-bearing backpacks, bags, and pack accessories, and Butter Pat Industries, LLC (“Butter Pat”), a designer and manufacturer of cast iron cookware. The total purchase consideration for both transactions was approximately $48.5 million in cash.

2024 Share Repurchase Program

YETI announced today that its Board of Directors has approved a share repurchase program of up to $300 million of YETI’s common stock.

Repurchases of shares of common stock may be made through various methods, including, but not limited to, open market, privately negotiated, or accelerated share repurchase transactions. The timing, manner, price, and actual amount of share repurchases will be determined by management based on various factors, including, but not limited to, stock price, economic and market conditions, other capital management needs and opportunities, and corporate and regulatory considerations. YETI has no obligation to repurchase any amount of its common stock, and such repurchases, if any, may be suspended or discontinued at any time. YETI expects to fund repurchase from YETI’s existing cash position or future cash flow generated from operations.

Product Recall Updates

New and Expanded Hopper M Series Soft Cooler Line

In the fourth quarter of 2023, we introduced our redesigned and improved Hopper M30 Soft Cooler, Hopper M20 Soft Backpack Cooler, and SideKick Dry gear case, and also launched two new sizes with the Hopper M15 Soft Cooler and the Hopper M12 Soft Backpack Cooler. We believe the improved design of the these products adequately addresses the potential safety concerns caused by the magnet-lined closures of the previous-generation products, which were affected by the product recalls.

Product Recall Reserve

In February 2023, we proposed a voluntary recall of our Hopper M30 Soft Cooler, Hopper M20 Soft Backpack Cooler, and SideKick Dry gear case (the “affected products”). As a result, we established reserves for unsalable inventory on-hand and estimated product recall expenses as of December 31, 2022. In connection with the recognition of these reserves, for the fourth quarter and year ended December 31, 2022, we recorded a reduction to net sales for estimated future returns and recall remedies (i.e., estimated gift card elections) of $38.4 million; recorded costs in cost of goods sold of $58.6 million primarily related to the inventory write-off and estimated costs of future product replacement remedies and logistics costs; and recorded $31.9 million associated with estimated other recall-related costs in SG&A expenses.

In March 2023, we initiated voluntary recalls of the affected products. During the second quarter of 2023, we began processing recall returns and claims, and based on such experience and trends, we reevaluated our assumptions and adjusted our estimated recall expense reserve. These trends included higher than anticipated elections to receive gift cards in lieu of product replacement remedies, variations in individual product participation rates, and lower logistics costs than previously estimated. As a result, we updated our initial recall reserve assumptions, which increased the estimated recall expense reserve by $8.5 million in the second quarter of 2023. However, the overall consumer recall participation rate remained consistent with our expectations.

During the fourth quarter of 2023, we experienced lower than anticipated consumer recall participation rates and a further shift to gift card elections in lieu of product replacement remedies. Based on such experience and trends, we again reevaluated our assumptions, which decreased the estimated recall expense reserve by $4.9 million.

The reserve for the estimated product recall expenses was $13.1 million and $94.8 million as of December 30, 2023 and December 31, 2022, respectively.

We recorded the following impacts as a result of the recall reserve adjustments and the initial recognition of the recall reserve for the periods presented below. These impacts are excluded from our non-GAAP results:

	Three Months Ended		Twelve Months Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Increase (decrease) to net sales(1)	$2,824	$(38,415)	$(21,700)	$(38,415)
Decrease (increase) to cost of goods sold(2)	1,275	(58,583)	8,423	(58,583)
Increase (decrease) to gross profit	4,099	(96,998)	(13,277)	(96,998)
Decrease (increase) to SG&A expenses(3)	833	(31,910)	11,382	(31,910)
Increase (decrease) to income before income taxes	$4,932	$(128,908)	$(1,895)	$(128,908)
_________________________
(1)Net sales - For the three months ended December 30, 2023, reflects the impact of a favorable recall reserve adjustment primarily related to lower estimated consumer recall participation rates. For the twelve months ended December 30, 2023, primarily reflects the impact of an unfavorable recall reserve adjustment mainly related to higher estimated future recall gift card elections. For the three and twelve months ended December 31, 2022, reflects a reduction to net sales for estimated future product returns and recall remedies in connection with the recognition of the product recall reserves. These amounts were allocated based on the historical channel sell-in basis of the affected products.
(2)Cost of goods sold - For the three and twelve months ended December 30, 2023, reflects the impact of a favorable recall reserve adjustment primarily related to lower estimated costs of future product replacement remedy elections and logistics costs and lower recall-related costs. For the three and twelve months ended December 31, 2022, reflects an increase to cost of goods sold primarily related to inventory write-offs for unsalable inventory on-hand, and estimated costs of future product replacement remedies, and logistics costs in connection with the recognition of the product recall reserves.
(3)SG&A expenses - For the three months and twelve months ended December 30, 2023, reflects the impact of favorable recall reserve adjustments primarily related to lower estimated other recall-related costs. For the three and twelve months ended December 31, 2022, reflects an increase to SG&A expenses associated with estimated other recall-related costs in connection with the recognition of the product recall reserves.

In addition, our 2023 financial results were materially adversely impacted by the stop sale of the affected products initiated during the first quarter of 2023.

Conference Call Details
A conference call to discuss the fourth quarter of 2023 financial results is scheduled for today, February 15, 2024, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 833-816-1399 (international callers, please dial 412-317-0492) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com. A replay will be available through February 29, 2024 by dialing 844-512-2921 (international callers, 412-317-6671). The accompanying access code for this call is 10185447.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted net sales, adjusted gross profit, adjusted SG&A expenses, adjusted operating income, adjusted net income, adjusted net income per diluted share as well as adjusted gross profit and adjusted SG&A expenses, adjusted operating income and adjusted net income as a percentage of adjusted net sales. Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

YETI does not provide a reconciliation of forward-looking non-GAAP to GAAP financial measures because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliation, including in particular the impact of the voluntary recalls and realized and unrealized foreign currency gains and losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide a forward-looking GAAP financial measures at this time. The amount of these deductions and additions may be material and, therefore, could result in forward-looking GAAP financial measures being materially different or less than forward-looking non-GAAP financial measures. See “Forward-looking statements” below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to our future expectations relating to our acquisitions of Mystery Ranch and Butter Pat Industries, our plans relating to our share repurchase program, our voluntary recalls, demand and market conditions, pricing conditions, expected sales, gross margin, operating expense and cash flow levels, and our expectations for opportunity, growth, and new products, including those set forth in the quotes from YETI’s President and CEO, and the 2024 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) economic conditions or consumer confidence in future economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business, and (xvi) our ability to successfully execute our share repurchase program and its impact on stockholder value and the volatility of the price of our common stock. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Quarterly Report on Form 10-Q for the three months ended September 30, 2023, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the global business and economic environment, including ongoing geopolitical conflicts. Solely for convenience, certain trademark and service marks referred to in this press release appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks.

Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com
* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net sales	$519,793	$447,996	$1,658,713	$1,595,222
Cost of goods sold	204,566	280,961	715,527	831,821
Gross profit	315,227	167,035	943,186	763,401
Selling, general, and administrative expenses	217,075	210,777	717,728	637,040
Operating income (loss)	98,152	(43,742)	225,458	126,361
Interest income (expense), net	668	(1,245)	(942)	(4,466)
Other income (expense), net	4,212	6,484	1,430	(5,718)
Income (loss) before income taxes	103,032	(38,503)	225,946	116,177
Income tax (expense) benefit	(24,439)	10,765	(56,061)	(26,484)
Net income (loss)	$78,593	$(27,738)	$169,885	$89,693

Net income (loss) per share
Basic	$0.90	$(0.32)	$1.96	$1.04
Diluted	$0.90	$(0.32)	$1.94	$1.03

Weighted-average shares outstanding
Basic	86,880	86,343	86,717	86,521
Diluted	87,743	86,343	87,403	87,195

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	December 30, 2023	December 31, 2022
ASSETS
Current assets
Cash	$438,960	$234,741
Accounts receivable, net	95,774	79,446
Inventory	337,208	371,412
Prepaid expenses and other current assets	42,463	33,321
Total current assets	914,405	718,920
Property and equipment, net	130,714	124,587
Operating lease right-of-use assets	77,556	55,406
Goodwill	54,293	54,293
Intangible assets, net	117,629	99,429
Other assets	2,595	24,130
Total assets	$1,297,192	$1,076,765

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$190,392	$140,818
Accrued expenses and other current liabilities	130,026	211,399
Taxes payable	33,489	15,289
Accrued payroll and related costs	23,141	4,847
Operating lease liabilities	14,726	12,076
Current maturities of long-term debt	6,579	24,611
Total current liabilities	398,353	409,040
Long-term debt, net of current portion	78,645	71,741
Operating lease liabilities, non-current	76,163	55,649
Other liabilities	20,421	13,858
Total liabilities	573,582	550,288

Stockholders’ Equity
Common stock	886	881
Treasury stock, at cost	(100,025)	(100,025)
Additional paid-in capital	386,377	357,490
Retained earnings	438,436	268,551
Accumulated other comprehensive loss	(2,064)	(420)
Total stockholders’ equity	723,610	526,477
Total liabilities and stockholders’ equity	$1,297,192	$1,076,765

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Twelve Months Ended
	December 30, 2023	December 31, 2022
Cash Flows from Operating Activities:
Net income	$169,885	$89,693
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	46,434	39,847
Amortization of deferred financing fees	604	601
Stock-based compensation	29,800	17,799
Deferred income taxes	25,561	(403)
Impairment of long-lived assets	2,927	1,229
Loss on modification and extinguishment of debt	330	—
Product recalls	1,895	97,176
Other	(6,163)	2,039
Changes in operating assets and liabilities:
Accounts receivable	(15,683)	30,448
Inventory	33,675	(91,624)
Other current assets	(7,933)	(2,187)
Accounts payable and accrued expenses	(15,144)	(86,242)
Taxes payable	18,156	439
Other	1,598	2,079
Net cash provided by operating activities	285,942	100,894
Cash Flows from Investing Activities:
Purchases of property and equipment	(50,672)	(45,929)
Additions of intangibles, net	(22,152)	(10,981)
Net cash used in investing activities	(72,824)	(56,910)
Cash Flows from Financing Activities:
Repayments of long-term debt	(7,734)	(22,500)
Payments of deferred financing fees	(2,824)	—
Taxes paid in connection with employee stock transactions	(2,481)	(1,861)
Proceeds from employee stock transactions	1,573	3,821
Finance lease principal payment	(2,130)	(2,063)
Repurchase of common stock	—	(100,025)
Net cash used in financing activities	(13,596)	(122,628)
Effect of exchange rate changes on cash	4,697	1,196
Net increase (decrease) in cash	204,219	(77,448)
Cash, beginning of period	234,741	312,189
Cash, end of period	$438,960	$234,741

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net sales	$519,793	$447,996	$1,658,713	$1,595,222
Product recall(1)	(2,824)	38,415	21,700	38,415
Adjusted net sales	$516,969	$486,411	$1,680,413	$1,633,637

Gross profit	$315,227	$167,035	$943,186	$763,401
Product recall(1)	(4,099)	96,998	13,277	96,998
Adjusted gross profit	$311,128	$264,033	$956,463	$860,399

Selling, general, and administrative expenses	$217,075	$210,777	$717,728	$637,040
Non-cash stock-based compensation expense	(7,882)	(2,916)	(29,800)	(17,799)
Long-lived asset impairment	(964)	(1,048)	(2,927)	(1,229)
Product recall(1)	833	(31,910)	11,382	(31,910)
Organizational realignment costs(2)	—	—	(1,582)	—
Business optimization expense(3)	—	—	(582)	—
Transaction costs(4)	(541)	—	(541)	—
Adjusted selling, general, and administrative expenses	$208,521	$174,903	$693,678	$586,102

Gross margin	60.6%	37.3%	56.9%	47.9%
Adjusted gross margin	60.2%	54.3%	56.9%	52.7%
SG&A expenses as a % of net sales	41.8%	47.0%	43.3%	39.9%
Adjusted SG&A expenses as a % of adjusted net sales	40.3%	36.0%	41.3%	35.9%
_________________________
(1)Represents adjustments and charges associated with recalls. For the three months ended December 30, 2023, these include a $2.8 million impact of a favorable recall adjustment to net sales primarily related to lower estimated consumer recall participation rates; a $1.3 million impact of a favorable recall reserve adjustment to cost of goods sold that was primarily related to lower estimated costs of future product replacement remedy elections and logistics costs and lower recall-related costs; and a $0.8 million impact of a favorable recall reserve adjustment to SG&A expenses that was primarily related to lower estimated other recall-related costs. For the twelve months ended December 30, 2023, these include a $21.7 million impact of an unfavorable recall reserve adjustment to net sales related to higher estimated future recall gift card elections; an $8.4 million impact of a favorable recall adjustment to cost of goods sold that was primarily related to lower estimated costs of future product replacement remedy elections and logistics costs and lower recall-related costs; and a $11.4 million impact of a favorable recall reserve adjustment to SG&A expenses that was primarily related to lower estimated other recall-related costs. For the three and twelve months ended December 31, 2022, these include $38.4 million impact of an unfavorable recall reserve to net sales for estimated future product returns and recall remedies in connection with the recognition of the product recall reserves; a $58.6 million impact of an unfavorable recall reserve to cost of goods sold primarily related to inventory write-offs for unsalable inventory on-hand, and estimated costs of future product replacement remedies and logistics costs in connection with the recognition of the product recall reserves; and a $31.9 million impact of an unfavorable recall reserve to SG&A expenses that is associated with estimated other recall-related costs in connection with the recognition of the product recall reserves.
(2)Represents employee severance costs in connection with strategic organizational realignments.
(3)Represents start-up costs, transition and integration charges associated with our new distribution facilities in the Netherlands and Australia.
(4)Represents third-party costs related to the announced acquisition of Mystery Ranch, including professional, legal, and other transaction costs.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Operating income (loss)	$98,152	$(43,742)	$225,458	$126,361
Adjustments:
Non-cash stock-based compensation expense(1)	7,882	2,916	29,800	17,799
Long-lived asset impairment(1)	964	1,048	2,927	1,229
Product recalls(2)	(4,932)	128,908	1,895	128,908
Organizational realignment costs(1)(3)	—	—	1,582	—
Business optimization expense(1)(4)	—	—	582	—
Transaction costs(1)(5)	541	—	541	—
Adjusted operating income	$102,607	$89,130	$262,785	$274,297

Net income (loss)	$78,593	$(27,738)	$169,885	$89,693
Adjustments:
Non-cash stock-based compensation expense(1)	7,882	2,916	29,800	17,799
Long-lived asset impairment(1)	964	1,048	2,927	1,229
Product recalls(2)	(4,932)	128,908	1,895	128,908
Organizational realignment costs(1)(3)	—	—	1,582	—
Business optimization expense(1)(4)	—	—	582	—
Transaction costs(1)(5)	541	—	541	—
Other income (expense), net(6)	(4,212)	(6,484)	(1,430)	5,718
Tax impact of adjusting items(7)	(60)	(30,965)	(8,795)	(37,645)
Adjusted net income	$78,776	$67,685	$196,987	$205,702

Net sales	$519,793	$447,996	$1,658,713	$1,595,222
Adjusted net sales	$516,969	$486,411	$1,680,413	$1,633,637

Operating income (loss) as a % of net sales	18.9%	(9.8)%	13.6%	7.9%
Adjusted operating income as a % of adjusted net sales	19.8%	18.3%	15.6%	16.8%

Net income (loss) as a % of net sales	15.1%	(6.2)%	10.2%	5.6%
Adjusted net income as a % of adjusted net sales	15.2%	13.9%	11.7%	12.6%

Net income (loss) per diluted share	$0.90	$(0.32)	$1.94	$1.03
Adjusted net income per diluted share	$0.90	$0.78	$2.25	$2.36

Weighted average shares outstanding used to compute adjusted net income per diluted share	87,743	86,867	87,403	87,195
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents adjustments and charges associated with recalls. For the three months ended December 30, 2023, these include a $2.8 million impact of a favorable recall adjustment to net sales primarily related to lower estimated consumer recall participation rates; a $1.3 million impact of a favorable recall reserve adjustment to cost of goods sold that was primarily related to lower estimated costs of future product replacement remedy elections and logistics costs and lower recall-related costs; and a $0.8 million impact of a favorable recall reserve adjustment to SG&A expenses that was primarily related to lower estimated other recall-related costs. For the twelve months ended December 30, 2023, these include a $21.7 million impact of an unfavorable recall reserve adjustment to net sales related to higher estimated future recall gift card elections; an $8.4 million impact of a favorable recall adjustment to cost of goods sold that was primarily related to lower estimated costs of future product replacement remedy elections and logistics costs and lower recall-related costs; and a $11.4 million impact of a favorable recall reserve adjustment to SG&A expenses that was primarily related to lower estimated other recall-related costs. For the three and twelve months ended December 31, 2022, these include $38.4 million impact of an unfavorable recall reserve to net sales for estimated future product returns and recall remedies in connection with the recognition of the product recall reserves; a $58.6 million impact of an unfavorable recall reserve to cost of goods sold primarily related to inventory write-offs for unsalable inventory on-hand, and estimated costs of future product replacement remedies and logistics costs in connection with the recognition of the product recall reserves; and a $31.9 million impact of an unfavorable recall reserve to SG&A expenses that is associated with estimated other recall-related costs in connection with the recognition of the product recall reserves.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents start-up costs, transition and integration charges associated with our new distribution facilities in the Netherlands and Australia.
(5)Represents third-party costs related to the announced acquisition of Mystery Ranch, including professional, legal, and other transaction costs.
(6)Other income (expense), net substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business. For the twelve months ended December 30, 2023, other income (expense), net includes the loss on modification and extinguishment of debt of $0.3 million related to the amendment of our credit facility in the second quarter of 2023.
(7)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for each of the three and twelve months ended December 30, 2023 and December 31, 2022.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Three Months Ended December 30, 2023			Three Months Ended December 31, 2022
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$174,934	$(2,029)	$172,905	$138,503	$32,242	$170,745
Direct-to-consumer	344,859	(795)	344,064	309,493	6,173	315,666
Total	$519,793	$(2,824)	$516,969	$447,996	$38,415	$486,411

Category
Coolers & Equipment	$165,000	$(2,824)	$162,176	$130,495	$38,415	$168,910
Drinkware	346,004	—	346,004	308,166	—	308,166
Other	8,789	—	8,789	9,335	—	9,335
Total	$519,793	$(2,824)	$516,969	$447,996	$38,415	$486,411

Geographic Region
United States	$434,356	$(3,090)	$431,266	$388,788	$36,066	$424,854
International	$85,437	$266	$85,703	$59,208	$2,349	$61,557
Total	$519,793	$(2,824)	$516,969	$447,996	$38,415	$486,411

	Twelve Months Ended December 30, 2023			Twelve Months Ended December 31, 2022
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$661,000	$14,363	$675,363	$677,517	$32,242	$709,759
Direct-to-consumer	997,713	7,337	1,005,050	917,705	6,173	923,878
Total	$1,658,713	$21,700	$1,680,413	$1,595,222	$38,415	$1,633,637

Category
Coolers & Equipment	$597,511	$21,700	$619,211	$612,525	$38,415	$650,940
Drinkware	1,022,982	—	1,022,982	947,221	—	947,221
Other	38,220	—	38,220	35,476	—	35,476
Total	$1,658,713	$21,700	$1,680,413	$1,595,222	$38,415	$1,633,637

Geographic Region
United States	$1,398,925	$20,830	$1,419,755	$1,394,026	$36,066	$1,430,092
International	259,788	870	260,658	201,196	2,349	203,545
Total	$1,658,713	$21,700	$1,680,413	$1,595,222	$38,415	$1,633,637
_________________________
(1)Represents adjustments and charges associated with recalls. For the three months ended December 30, 2023, these include an increase in net sales primarily related to lower estimated consumer recall participation rates of $2.8 million, of which $2.0 million and $0.8 million were allocated to our wholesale and DTC channels, respectively. For the twelve months ended December 30, 2023, these include a $21.7 million impact of an unfavorable recall reserve adjustment to net sales related to higher estimated future recall gift card elections, of which $14.4 million and $7.3 million were allocated to our wholesale and DTC channels, respectively. For the three and twelve months ended December 31, 2022, these include a reduction to net sales for estimated future product returns and recall remedies of $38.4 million.

YETI HOLDINGS, INC.
Fiscal 2024 Outlook
(Unaudited) (In thousands except per share amounts)

	Fiscal 2023	Fiscal 2024 Outlook
		Low	High
Adjusted net sales	$1,680,413	$1,798,042	$1,831,650

Adjusted operating income	$262,785	$287,687	$293,064
Adjusted operating income as a % of adjusted net sales	15.6%	16.0%	16.0%

Adjusted net income	$196,987	$214,437	$218,452
Adjusted net income as a % of adjusted net sales	11.7%	11.9%	11.9%

Adjusted net income per diluted share	$2.25	$2.45	$2.50
Weighted average shares outstanding - diluted	87,403	87,403	87,403